Exhibit 99.1
Holly Energy Partners Announces Acquisition of New Mexico Pipeline
Acquires Holly Corporation’s New Lovington to Artesia, NM Pipeline
DALLAS, TX, June 1, 2009 — Holly Energy Partners, L.P. (NYSE:HEP) and Holly Corporation (“Holly”) (NYSE:HOC) today announced the acquisition by Holly Energy from Holly of a newly constructed 16” pipeline connecting Holly’s refining facilities in Lovington, New Mexico to Holly’s refining facilities in Artesia, New Mexico.
The purchase price for this pipeline was $34.2 million which was paid in cash. The acquisition was financed through HEP’s revolving credit facility. In addition to the above purchase price, Holly Energy has invested $7.9 million for additional pipeline infrastructure improvements on the intermediate pipelines between Holly’s Lovington and Artesia, New Mexico refining facilities.
Holly Energy expects this pipeline acquisition will result in approximately $6.6 million of incremental annual revenue.
In connection with this transaction, Holly and Holly Energy are restructuring the Holly Intermediate Pipelines Agreement (“Holly IPA”) to incorporate this new pipeline and improvements under the Holly IPA, to increase the minimum revenue commitment on the part of Holly, and to extend the term of the agreement by four years to June 1, 2024.
This transaction has been approved by the Boards of Directors for both Holly and Holly Energy after approvals by the Holly Audit Committee, which is comprised solely of outside directors of Holly, and the Conflicts Committee for Holly Energy, which is comprised solely of independent outside directors for Holly Energy.
“We are pleased that Holly Energy was able to acquire another key logistic asset from Holly. This pipeline will support expanded volumes from the recent Navajo Refinery expansion and contribute additional revenues for Holly Energy”, said Matt Clifton, Chairman and CEO of Holly and Holly Energy.
About Holly Energy Partners L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, tankage and terminal services to the petroleum industry, including Holly Corporation, which currently owns a 41% interest in the Partnership. The Partnership owns and operates petroleum product and crude pipelines, tankage and terminals located in Texas, New Mexico, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico, and a 25% interest in SLC Pipeline LLC, a transporter of crude oil in the Salt Lake City area.
About Holly Corporation
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other high value specialty products. Holly operates through its subsidiaries a 100,000 barrels per stream day (“bpsd”) refinery located in Artesia, New Mexico, a 85,000 bpsd refinery in Tulsa, Oklahoma and a 31,000 bpsd refinery in Woods Cross, Utah. A subsidiary of Holly also owns a 41% interest (including the general partner interest) in Holly Energy Partners, L.P.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future events or performance and involve certain risks and uncertainties, including those contained in our filings made from time to time with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, contact:
Bruce R. Shaw
Senior Vice President & Chief Financial Officer
Holly Corporation/Holly Energy Partners
214-871-3555
M. Neale Hickerson
Vice President, Investor Relations
Holly Corporation/Holly Energy Partners
214-871-3555